UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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GCP Applied Technologies Inc.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity Master Fund L LP

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard Value L LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

Kevin W. Brown

Janet P. Giesselman

Clay h. kiefaber

Marran h. ogilvie

Andrew M. Ross

Linda J. Welty

RobERT H. Yanker

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (the “Company”).

Item 1: On May 21, 2020, Starboard issued the following press release and delivered the following letter to the shareholders of the Company:

STARBOARD DELIVERS open letter TO GCP SHAREHOLDERS

Appreciates the Strong Support from Fellow GCP Shareholders and Urges Shareholders to Support a Better Path Forward for GCP by Voting FOR ALL Eight of Starboard’s Experienced Nominees on Starboard’s WHITE Proxy Card TODAY

Extremely Pleased by the Support Received from All Three Independent Proxy Voting Advisory Firms

Notes ISS Previously Recommended That GCP Shareholders Vote Starboard’s WHITE Proxy Card to Elect a Majority of Directors

Highlights Egan-Jones’ Recommendation That GCP Shareholders Vote for All Eight of Starboard’s Highly-Qualified Nominees on Starboard’s WHITE Proxy Card

Gratified That Glass Lewis Has Recommended That Shareholders Vote to Change “The Entirety of the Board’s Current Leadership” Given GCP’s “Long-Term Underperformance and Governance Concerns”

NEW YORK, NY – May 21, 2020 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of GCP Applied Technologies Inc. (“GCP” or the “Company”)(NYSE: GCP), with an ownership interest of approximately 9% of the Company’s outstanding shares, today delivered an open letter to GCP shareholders in connection with the Company’s upcoming Annual Meeting of Shareholders.

The full text of Starboard’s open letter to GCP shareholders follows:

May 21, 2020

Dear Fellow Shareholders,

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of GCP Applied Technologies Inc. (“GCP” or the “Company”) is less than a week away. We continue to appreciate the strong show of support from our fellow shareholders and look forward to having the opportunity to help GCP become an industry leader. Starboard Value LP (together with its affiliates, “Starboard”) currently has a beneficial ownership interest of approximately 9% of the outstanding shares of GCP, making us one of the Company’s largest shareholders. Our interests are directly aligned with yours.

We, like you, believe that GCP is a great company with a bright future. GCP has a truly unique and differentiated portfolio of products and solutions that provide real value in the construction marketplace. While GCP has an incredible group of dedicated employees who are critical to the future success of the Company, GCP has suffered under the leadership of the current Board of Directors (the “Board”), which has overseen an extensive period of dismal operating, financial, and stock price performance, missed expectations and poor corporate governance and compensation practices.

Our objective is to see GCP succeed and thrive under the oversight of a significantly enhanced Board. Our highly-qualified and experienced nominees are fully committed to seeing GCP on a better path forward through the implementation of our comprehensive turnaround plan, with a culture focused on transparency, accountability, and delivering results. Starboard has a history of driving operational, strategic, and financial turnarounds in companies for over 17 years.

We are extremely pleased that all three of the leading independent proxy voting advisory firms, Institutional Shareholder Services Inc. (“ISS”), Glass, Lewis & Co., LLC (“Glass Lewis”), and Egan-Jones Proxy Services (“Egan-Jones”), have recognized the need for significant change in the GCP boardroom. ISS’ and Egan-Jones’ endorsement of our detailed turnaround plan and their recommendation that GCP shareholders vote our WHITE proxy card to elect a majority of the Board provides significant validation that our nominees have the expertise and experience required to oversee a much-needed turnaround.

In making its recommendation that shareholders vote to elect six (6) of our nominees, ISS concluded1:

“The company is in need of a comprehensive turnaround plan that can be effectively executed by management and overseen by the board. The dissident’s detailed plan, designed with the benefit of experience of executives that have developed and overseen turnaround plans, appears to offer a viable alternative given lack of conclusive evidence of success on the incumbent board’s part. In light of the board’s apparent resistance to outside perspective, providing the dissident with a majority of seats appears to be the only way to ensure that its nominees will be able to assess potential missteps by the incumbent board and properly oversee a revised turnaround plan.”

“Our analysis concludes that the company’s most pressing need is to ensure effective oversight of a turnaround plan. In determining whether the dissident nominees would require a board majority to accomplish this goal, we note that the dissident’s concern about the consolidation of power among certain board members appears to have merit – a notion underscored by the board’s extremely unusual decision to not re-nominate a settlement director previously elected by shareholders.”

In supporting ALL eight (8) of our nominees, Egan-Jones concluded2:

“[W]e believe that voting FOR the dissident nominees is in the best interest of the Company and its shareholders.”

“We commend the qualifications and track record of the Starboard nominees. In our view, the right mix of experience in the field of specialty chemicals, acquisitions, finance, and corporate governance will enable GCP to maximize its potential value that has been dormant under the incumbent Board and management. Specifically, we believe that Kevin W. Brown, Janet P. Giesselman, and Linda J. Welty’s collective experience in the chemical and construction industry will offer an opportunity for GCP to execute a turnaround plan which will maximize shareholder value in the long-run.”

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases added.

2 Permission to quote from the Egan-Jones report was neither sought nor obtained. Emphases added.

Similar to ISS and Egan-Jones, we are pleased to see that Glass Lewis has also recognized the need for substantial change on the Board given the Company’s prolonged underperformance and troubling Board interconnects, stating3:

“For these reasons, we believe shareholders would be best served seeking to effect meaningful and substantial board change, as we believe is warranted by the Company’s long-term underperformance and governance concerns, by withholding votes from the entirety of the board’s current leadership. Specifically, we recommend withholding votes from current directors Ms. Mora (chair of board and chair of nominating and governance committee), Mr. Colella (chair of compensation committee) and Ms. Henry (chair of audit committee). Two of these directors are founding board members who have overseen prolonged underperformance and all three also serve together on another public company board, MKSI, two in prominent roles.”

“We believe it would be in the best interest of GCP shareholders to break up this seemingly tightly-knit group and to remove these directors from the key positions on the GCP board. This would, in our view, better facilitate the injection of new perspectives into the boardroom as well as potentially more serious deliberation and quicker or more effective implementation of several initiatives outlined in this proxy contest; all of which are aimed at achieving an operational turnaround and improved shareholder returns. We also believe shareholders should withhold votes from one of the new nominees, Mr. McPherson, who in our view has duplicative skills and experience that are already present on the board and would prevent the noted conflict with Mr. Shepard.”

“. . . the Starboard nominees have the insight, skills and experience to contribute as potential GCP board members and are capable of working constructively with current GCP management.”

We want to thank our fellow shareholders for all of the support we have received so far and for your trust, confidence and passion for GCP’s future. The Annual Meeting is now less than a week away. For those of you who have not yet voted, please vote the WHITE proxy card to help us drive much needed change at GCP. We look forward to having the opportunity to represent our fellow shareholders on the Board of GCP.

Best Regards,

/s/ Peter A. Feld

Peter A. Feld
Managing Member
Starboard Value LP

VOTE YOUR SHARES TODAY ON THE WHITE PROXY CARD FOR BOARD CHANGE

Since GCP’s Annual Meeting is less than one week away and will be held in virtual format, we encourage shareholders to submit proxies online or via telephone. Information related to GCP’s Annual Meeting and instructions on how to vote are included in the materials you have received and available at www.shareholdersforgcp.com.

3 Permission to quote from the Glass Lewis report was neither sought nor obtained. Emphases added.

To vote online, simply access www.proxyvote.com and reference the Control Number on your WHITE proxy card.

If you have questions or need assistance:
Okapi Partners

Shareholders may call toll-free (from the U.S. and Canada): +1 888-785-6673
Banks, Brokers, and International Shareholders: +1 212-297-0720
Email: info@okapipartners.com

Starboard’s publicly filed investor materials can be accessed at our website www.shareholdersforgcp.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Patrick Sullivan, (212) 845-7947

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(212) 297-0720

(888) 785-6673 (Toll-Free)

Item 2: On May 21, 2020, the following materials were posted by Starboard to https://shareholdersforgcp.com: